FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment to Sub-Advisory Agreement, effective May 17, 2018 (the “Amendment”), is entered into by and among Great-West Funds, Inc, a Maryland corporation (“Great-West Funds”) on behalf of the series of Great-West Funds listed in Schedule A to the Sub-Advisory Agreement (the “Fund”), Great-West Capital Management, LLC, a Colorado limited liability company (the “Adviser”), and Franklin Templeton Institutional, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds are parties to the Sub-Advisory Agreement, dated April 27, 2018 (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Schedule A is deleted in its entirety and replaced with Schedule A attached hereto and incorporated herein.

2. Schedule B is deleted in its entirety and replaced with Schedule B attached hereto and incorporated herein.

3. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

4. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5. Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GREAT-WEST FUNDS, INC., on behalf of the Fund listed on Schedule A

By:	/s/ Mary C. Maiers
Name: Mary C. Maiers
Title: Chief Financial Officer & Treasurer

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Scott C. Sipple
Name: Scott C. Sipple
Title: President & Chief Executive Officer

FRANKLIN TEMPLETON INSTITUTIONAL, LLC

By:	/s/ Colleen Barbeau
Name: Colleen Barbeau
Title: EVP

SCHEDULE A

Great-West International Growth Fund

Great-West Core Strategies: International Equity Fund

SCHEDULE B

FEE SCHEDULE

For the services to be provided to the Fund pursuant to this Agreement, the Adviser shall pay the Sub-Adviser an annual fee calculated as follows:

Fund	Fee
Great-West International Growth Fund	0.35% on all Fund Account assets
Great-West Core Strategies: International Equity Fund	0.35% on all Fund Account assets

The fee shall be calculated and paid monthly in arrears based on the average daily market value of the investments in the Fund Account. Payment will be made on or about the 15th day of each month.

Fees shall be prorated on a daily basis when the Fund Account is managed by the Sub-Adviser for a portion of any month.

The Fund Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are allocated to the Sub-Adviser.

Except for the management fee described herein, no other compensation or fees shall be payable to the Sub-Adviser hereunder.